Exhibit H

1.          News Digest

          ALLEGHENY ENERGY, INC.  A notice has been issued giving interest persons until _______, 2003, to request a hearing on a proposal by Allegheny Energy, Inc. ("Allegheny"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended, for Allegheny to issue additional common stock pursuant to its employee benefit plan and to outside directors.

2.           Notice

          Allegheny Energy, Inc. et al (70-8553)

          Allegheny Energy, Inc. ("Allegheny"), 10435 Downsville Pike, Hagerstown, Maryland, a registered holding company under the Public Utility Holding Company Act of 1935, as amended ("Act"), has filed this Post-Effective Amendment No. 1 to Application-Declaration pursuant to Sections 6(a) and7 of the Act, seeking authority to issue up to 20,500,000 additional shares of its common stock, par value $1.25 per share ("Common Stock"), pursuant to its employee benefit plan and to outside directors.

         In support of this application, Allegheny submits the following information, which is added to the end of Item 1 of the DRISP and ESOSP U-1:

    Allegheny's order in the DRISP and ESOSP U-1 was issued on March 22, 1995, Holding Company Act Release No. (HCAR No.) 26255.  In that order, the Company was authorized to issue a total of 6, 025,000 additional shares of common stock for purposes of the DRISP and ESOSP and for outside directors.[1]

          Allegheny requests authority to issue from time to time a total of not more than 20,500,000 additional shares of its authorized and unissued common stock, par value $1.25 per share, as follows: 20,000,000 shares (hereinafter the "ESOSP Additional Common Stock") pursuant to its Employee Stock Ownership and Savings Plan[2] (hereinafter the "ESOSP"); and 500,000 shares (hereinafter the "Outside Directors' Additional Common Stock") to its Outside Directors as part of their compensation package.

_______________________________

1 Previously, in orders dated August 5, 1977, April 29, 1980, June 23, 1983, June 19, 1984, March 17, 1987 and September 14, 1990 (HCAR Nos. 20131, 21542, 22985, 23333, 24344 and 25150, respectively), the Securities and Exchange Commission authorized AE to issue and sell an aggregate of 12,000,000 shares, par value $2.50, under the Dividend Plan and the ESOSP. The aggregate number of authorized shares of common stock was increased to 24,000,000 shares of common stock, $1.25 par value, as a result of a 2 for 1 stock split effective November 4, 1993. (See HCAR No. 25911).

2 The ESOSP was formerly called the Tax Reduction Act Employee Stock Ownership Plan ("TRASOP") and the Tax Credit Employee Stock Ownership Plan ("PAYSOP").

          As of October 1, 2002, 126,304,891 shares of AE's common stock were outstanding.  AE's charter authorizes up to 260,000,000 shares.

A.     The ESOSP

         The ESOSP, a copy of which was previously attached hereto as Exhibit B-2, is comprised of a Stock Ownership Plan and a Savings Plan.  AE proposes to issue ESOSP Additional Common Stock to the trust (or pay cash which shall be used to purchase AE common stock) at least quarterly in an amount equal in value to fifty percent of a member's contribution (not to exceed three percent of such Member's Compensation) under the Savings Plan, all as more fully set forth in Section 4.2 of the ESOSP.  The ESOSP Additional Common Stock issued to the trust for purposes of the Savings Plan will be in consideration for the past labor and services of qualified employees of AE and its subsidiaries.  The Company proposes to issue from time to time up to 20,000,000 additional shares pursuant to the ESOSP.

          All costs of administration of the ESOSP, in excess of those allowed to be paid from contributions to the trust, will be paid by all the participating subsidiaries of AE.

B.     Outside Directors' Stock

          Each member of AE's Board of Directors who is not, at any time during his service as a director, an employee of AE or any of its subsidiaries (hereinafter "Outside Director") receives as part of his compensation an annual payment, consisting of $12,000 worth of AE common stock.  This award is in addition to the annual retainer and committee fees, as further compensation for his or her services as a member of the Board of Directors of AE.  The purpose of the award being paid out in stock is to attract highly qualified individuals to serve as non-employee directors on the Board of Directors of AE and to further align each non-employee director's interests with those of AE's shareholders by increasing the amount of AE stock each director owns.  One-half of the award ($6,000) is normally paid out in February and in August.  The dollar amount is converted into a whole number of shares, which are then awarded to each outside director.  The remaining cash, if any, that is less than the value of one share, is also given to each outside director at that time.

          AE is requesting to issue from time to time up to 500,000 additional shares of common stock to the Outside Directors.  Shares of common stock awarded to the Outside Directors may be either authorized and unissued shares, or previously issued shares which are reacquired by AE and held as treasury shares, or acquired by an Independent Agent on the open market.

          Except as described herein, no associate company or affiliate of AE or any affiliate of any such associate company has any material interest, directly or indirectly, in the proposed transaction. Except as described herein, no associate company or affiliate of AE or any affiliate of any such associate company has any material interest, directly or indirectly, in the proposed transaction.

          The application and any amendments thereto are available for public inspection through the Commission's Office of Public Reference.   Interested persons wishing to comment or request a hearing should submit their views in writing by _______________, 2003, to the Secretary, Securities and Exchange Commission, Washington, DC 20549, and serve a copy on the Applicant at the address specified above.  Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request.  Any request for a hearing shall identify specifically the issues of fact or law that are disputed.  A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter.  After said date, the application, as filed or as it may be amended, may be granted.

          For the Commission, by the Division of Investment Management, pursuant to delegated authority.